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                                                                   EXHIBIT 99.10

                       [LETTERHEAD OF BROWN & WOOD LLP]




                                November 27, 1996


Merrill Lynch Phoenix Fund, Inc.
P.O. Box 9011
Princeton, New Jersey 08543-9011


Dear Sirs:

          This opinion is furnished in connection with the registration by Merrill Lynch Phoenix Fund, Inc., a Maryland corporation (the "Company"), of 3,205,294 shares of common stock, par value $0.10 per share (the "Shares"), under the Securities Act of 1933 pursuant to a registration statement on Form N-1A (File No. 2-77068), as amended (the "Registration Statement").

        As counsel for the Company, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Company, as amended, the By-Laws of the Company and such other documents as we have deemed relevant to the matters referred to in this opinion.

        Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement for consideration not less than the par
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value thereof, will be legally issued, fully paid and non-assessable shares of common stock of the Company.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus and Statement of Additional Information constituting parts thereof.

                                        Very truly yours,

                                        /s/  Brown & Wood LLP


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